Exhibit 99.1
Iteris Reports Record Revenue and Backlog for Fiscal Fourth Quarter and Full Year 2021
Fourth Quarter Revenues of $31.7 Million Increased 10% Year Over Year
SANTA ANA, Calif. – June 1, 2021 – Iteris, Inc. (NASDAQ: ITI), the global leader in smart mobility infrastructure management, today reported financial results for its fiscal fourth quarter and full year ended March 31, 2021. During the fiscal first quarter 2021, the company completed the sale of its Agriculture and Weather Analytics segment to DTN, LLC. The results of the Agriculture and Weather Analytics segment are reported as discontinued operations for all periods presented in this release. During the fiscal third quarter 2021, the company completed its acquisition of substantially all of the assets of TrafficCast International, Inc. (TrafficCast).

Fiscal Fourth Quarter 2021 Financial Highlights

•Record total revenue of $31.7 million, up 10% year over year
•Record total ending backlog of $78 million, up 26% year over year
•GAAP net loss from continuing operations of $0.4 million, or $(0.01) per share, a $1.6 million, or $0.04 per share, improvement year over year
•Adjusted EBITDA of $1.8 million, a $0.8 million decrease year over year

Fiscal Full Year 2021 Financial Highlights

•Record total revenue of $117.1 million, up 9% year over year
•GAAP net income from continuing operations of $0.5 million, or $0.01 per share, a $2.2 million, or $0.05 per share, improvement year over year
•Adjusted EBITDA of $7.5 million, a $3.3 million, or 79%, increase year over year
•Acquisition of TrafficCast on December 7, 2020

Fiscal Full Year 2022 Outlook

• Total revenue of $132.0 million to $142.0 million, which would represent growth of 22% year over year at the high end of our guidance range
• Adjusted EBITDA of 7% to 8% of full fiscal year 2022 revenue, which would represent growth of 27% year over year at the high end of our guidance range

Management Commentary:

“Our record fourth quarter revenue is a nice capstone to a solid fiscal year ending March 31, 2021,” said Joe Bergera, president and CEO of Iteris. “Despite the challenges of COVID-19, our ClearMobility strategy demonstrated measurable operating leverage with 9% revenue growth translating to significant improvements in fiscal 2021 net income, adjusted EBITDA and cash flow from operations. Additionally, we made good progress delivering against our ClearMobility roadmap, and the successful acquisition and integration of TrafficCast accelerated the development of Iteris’ ClearMobility Cloud.

“Based on our product roadmap and record total ending backlog as we enter fiscal 2022, we expect to gain additional share of the smart mobility infrastructure management market, which remains vibrant due to the need for cities and states to upgrade aging infrastructure and the desire of various commercial entities for better insight into the infrastructure they depend upon. Therefore, in fiscal 2022, we anticipate an acceleration in year-over-year revenue growth with significant improvements in net income and adjusted EBITDA, even without any potential upside from a possible national infrastructure investment program.”

GAAP Fiscal Fourth Quarter 2021 Financial Results

Total revenue in the fourth quarter of fiscal 2021 increased 10% to $31.7 million, compared with $28.9 million in the same quarter a year ago. This revenue increase was driven primarily by a 19% increase in Roadway Sensors and a 3% increase in Transportation Systems.

Operating expenses in the fourth quarter increased 14% to $13.4 million, compared with $11.7 million in the same quarter a year ago. This increase was primarily due to expenses related to the amortization of intangible assets and other operating expenses as a result of the acquisition of TrafficCast, and an increase in research and development expenses.

Operating loss from continuing operations in the fourth quarter was approximately $0.4 million, which included approximately $0.1 million of acquisition-related expenses and $0.1 million of a fair value inventory adjustment related to the TrafficCast acquisition, compared with an operating income from continuing operations of approximately $1.0 million in the same quarter a year ago. Net loss from continuing operations in the fourth quarter was approximately $0.4 million, or $(0.01) per share, compared with a net income of approximately $1.1 million, or $0.03 per share, in the same quarter a year ago.

GAAP Fiscal Full Year 2021 Financial Results

Total revenue in fiscal 2021 increased 9% to $117.1 million, compared with $107.4 million in fiscal 2020. This revenue increase was driven primarily by a 15% increase in Roadway Sensors and a 4% increase in Transportation Systems.

Operating expenses in fiscal 2021 increased 1% to $46.4 million, compared with $45.7 million in fiscal 2020. This increase was primarily due to expenses related to the amortization of intangible assets and acquisition costs related to the TrafficCast acquisition, and an increase in research and development expenses.

Operating income from continuing operations in fiscal 2021 was approximately $0.4 million, compared with an operating loss from continuing operations of approximately $2.1 million in the previous year period. Net income from continuing operations in fiscal 2021 was approximately $0.5 million, or $0.01 per share, compared with a net loss of approximately $1.8 million, or $0.04 per share, in the previous year period.

Non-GAAP Fiscal Fourth Quarter and Full Year 2021 Financial Results

In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the company has included the following non-GAAP financial measure: Adjusted income (loss) from continuing operations before interest, taxes, depreciation, amortization, stock-based compensation expense, restructuring costs, executive severance and transition costs and opening inventory fair value adjustment (“Adjusted EBITDA”). A discussion of the company’s use of this non-GAAP financial measure is set forth below in the financial statements portion of this release under the heading “Non-GAAP Financial Measures and Reconciliation.”

Adjusted EBITDA in the fourth quarter of fiscal 2021 was approximately $1.8 million, or 5.5% of total revenues, compared with approximately $2.5 million, or 8.7% of total revenues, in the same quarter a year ago.

Adjusted EBITDA in fiscal 2021 was approximately $7.5 million, or 6.4% of total revenues, compared with approximately $4.2 million, or 3.9% of total revenues in fiscal 2020.

Earnings Conference Call

Iteris will conduct a conference call today to discuss its fiscal fourth quarter and full year 2021 results.

Date: Tuesday, June 1, 2021
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: +1 800-367-2403
International dial-in number: +1 334-777-6978
Conference ID: 1646227

To listen to the live or archived webcast of the earnings call or to view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through June 8, 2021. To access the replay dial information, please click here.

About Iteris, Inc.

Iteris is the global leader in smart mobility infrastructure management – the foundation for a new era of mobility. We apply cloud computing, artificial intelligence, advanced sensors, advisory services and managed services to achieve safe, efficient and sustainable mobility. Our end-to-end solutions monitor, visualize and optimize mobility infrastructure around the world to help ensure that roads are safe, travel is efficient, and communities thrive. Visit www.iteris.com for more information, and join the conversation on Twitter, LinkedIn and Facebook.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as "believes," "anticipates," "expects," "intends," "plans," "feel(s)," "seeks," "estimates," "may," "will," "can," and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated demand and growth opportunities, conversion of bookings to revenue, the impact and success of new solution offerings, the Company’s recent acquisition, our future performance, growth and profitability, operating results, and financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, spending and scheduling changes, funding constraints and delays, including in light of the COVID-19 pandemic; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; our ability to replace large contracts once they have been completed; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to achieve anticipated benefits from our sale of our Agriculture and Weather Analytics segment; our ability to successfully complete and integrate acquired assets and companies; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing product and service offerings; risks related to our ability to recruit and/or retain key talent; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments, and such competitors’ patent coverage and claims; any softness in the markets that we address; adverse effects of the COVID-19 pandemic on our vendors and our employees; and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities, such as the COVID-19 pandemic, import/export tariffs, terrorist activities or armed conflicts in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC's website (www.sec.gov).

Iteris Contact
Douglas Groves
Senior Vice President and Chief Financial Officer
Tel: (949) 270-9643
Email: dgroves@iteris.com

Investor Relations
MKR Investor Relations, Inc.
Todd Kehrli
Tel: (213) 277-5550
Email: iti@mkr-group.com

ITERIS, INC.
UNAUDITED CONDENSED CONSOLIDATED
BALANCE SHEETS
(in thousands)

	March 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$25,205	$14,217
Restricted cash	263	146
Short-term investments	3,100	11,556
Trade accounts receivable, net of allowance for doubtful accounts of $1,019 and $802 at March 31, 2021 and 2020, respectively	19,020	16,706
Unbilled accounts receivable	11,541	9,848
Inventories	5,066	3,040
Prepaid expenses and other current assets	5,445	2,040
Current assets of discontinued operations	—	1,476
Total current assets	69,640	59,029
Property and equipment, net	1,923	1,835
Right-of-use assets	11,353	12,598
Intangible assets, net	14,297	6,066
Goodwill	28,340	20,590
Other assets	1,238	1,213
Noncurrent assets of discontinued operations	78	626
Total assets	$126,869	$101,957
Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$8,935	$8,101
Accrued payroll and related expenses	11,734	7,508
Accrued liabilities	4,921	3,665
Deferred revenue	7,349	4,413
Current liabilities of discontinued operations	94	2,828
Total current liabilities	33,033	26,515
Long-term liabilities	14,596	11,958
Noncurrent liabilities of discontinued operations	261	357
Total liabilities	14,857	12,315
Stockholders’ equity	78,979	63,127
Total liabilities and stockholders' equity	$126,869	$101,957

ITERIS, INC.
UNAUDITED CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2021	2020	2021	2020

Product revenues	$16,002	$13,735	$62,933	$55,007
Service revenues	15,710	15,178	54,205	52,396
Total revenues	31,712	28,913	117,138	107,403
Cost of product revenues	9,107	7,640	34,933	30,266
Cost of service revenues	9,625	8,555	35,349	33,524
Cost of revenues	18,732	16,195	70,282	63,790
Gross profit	12,980	12,718	46,856	43,613
Operating expenses:
Selling, general and administrative	11,047	10,309	39,164	40,665
Research and development	1,647	1,200	5,130	4,315
Amortization of intangible assets	668	230	1,504	757
Restructuring charges	—	—	619	—
Total operating expenses	13,362	11,739	46,417	45,737
Operating income (loss)	(382)	979	439	(2,124)
Non-operating income:
Other income, net	52	147	54	297
Interest income, net	5	81	113	229
Income (loss) from continuing operations before income taxes	(325)	1,207	606	(1,598)
Provision for income taxes	(60)	(125)	(115)	(160)
Net income (loss) from continuing operations	(385)	1,082	491	(1,758)
Loss from discontinued operations before gain on sale, net of tax	(8)	(865)	(1,654)	(3,852)
Gain on sale of discontinued operations, net of tax	(22)	—	11,297	—
Net income (loss) from discontinued operations, net of tax	(30)	(865)	9,643	(3,852)
Net income (loss)	$(415)	$217	$10,134	$(5,610)

Income (loss) per share - basic:
Income (loss) per share from continuing operations	$(0.01)	$0.03	$0.01	$(0.04)
Income (loss) per share from discontinued operations	$0.00	$(0.02)	$0.23	$(0.10)
Net income (loss) per share	$(0.01)	$0.01	$0.24	$(0.14)

Income (loss) per share - diluted:
Income (loss) per share from continuing operations	$(0.01)	$0.03	$0.01	$(0.04)
Income (loss) per share from discontinued operations	$(0.01)	$(0.02)	$0.23	$(0.10)
Net income (loss) per share	$(0.01)	$0.01	$0.24	$(0.14)

Shares used in basic per share calculations	41,637	40,662	41,176	39,012
Shares used in diluted per share calculations	41,637	41,571	41,599	39,012

ITERIS, INC.
UNAUDITED SEGMENT REPORTING DETAILS
(in thousands)

	Roadway Sensors	Transportation Systems	Iteris, Inc.
Three Months Ended March 31, 2021
Product revenues	$14,521	$1,481	$16,002
Service revenues	439	15,271	15,710
Total revenues	$14,960	$16,752	$31,712
Segment operating income	$2,658	$2,151	$4,809
Corporate expenses			(4,391)
Amortization of intangible assets			(668)
Acquisition costs			(132)
Operating loss			$(382)

Three Months Ended March 31, 2020
Product revenues	$12,480	$1,255	$13,735
Service revenues	104	15,074	15,178
Total revenues	$12,584	$16,329	$28,913
Segment operating income	$1,744	$4,379	$6,123
Corporate expenses			(4,892)
Amortization of intangible assets			(230)
Acquisition costs			(22)
Operating income			$979

	Roadway Sensors	Transportation Systems	Iteris, Inc.
	(In thousands)
Twelve Months Ended March 31, 2021
Product revenues	$55,773	$7,268	$63,041
Service revenues	776	53,321	54,097
Total revenues	$56,549	$60,589	$117,138
Segment operating income	$11,554	$8,689	$20,243
Corporate expenses			(17,264)
Amortization of intangible assets			(1,504)
Restructuring charges			(619)
Acquisition costs			(417)
Operating income			$439

Twelve Months Ended March 31, 2020
Product revenues	$49,082	$5,925	$55,007
Service revenues	288	52,108	52,396
Total revenues	$49,370	$58,033	$107,403
Segment operating income	$7,787	$10,556	$18,343
Corporate expenses			(19,021)
Amortization of intangible assets			(757)
Acquisition costs			(689)
Operating loss			$(2,124)

ITERIS, INC.
Non-GAAP Financial Measures and Reconciliation

In addition to results presented in accordance with GAAP, the company has included the following non-GAAP financial measure in this release: Adjusted income (loss) from continuing operations before interest, taxes, depreciation, amortization, stock-based compensation expense, and restructuring charges (“Adjusted EBITDA”).
When viewed with our financial results prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) and accompanying reconciliations, we believe Adjusted EBITDA provides additional useful information to clarify and enhance the understanding of the factors and trends affecting our past performance and future prospects. We define these measures, explain how they are calculated and provide reconciliations of these measures to the most comparable GAAP measure in the table below. Adjusted EBITDA and the related financial ratios, as presented in this Annual Report on Form 10-K (“Form 10-K”), are supplemental measures of our performance that are not required by or presented in accordance with GAAP. They are not a measurement of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP, or as an alternative to net cash provided by operating activities as measures of our liquidity. The presentation of these measures should not be interpreted to mean that our future results will be unaffected by unusual or nonrecurring items.
We use Adjusted EBITDA non-GAAP operating performance measures internally as complementary financial measures to evaluate the performance and trends of our businesses. We present Adjusted EBITDA and the related financial ratios, as applicable, because we believe that measures such as these provide useful information with respect to our ability to meet our operating commitments.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•They do not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;
•They do not reflect changes in, or cash requirements for, our working capital needs;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;
•They are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;
•They do not reflect the impact on earnings of charges resulting from matters unrelated to our ongoing operations; and
•Other companies in our industry may calculate Adjusted EBITDA differently than we do, whereby limiting its usefulness as comparative measures.
Because of these limitations, Adjusted EBITDA and the related financial ratios should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations. You should compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as supplemental information. See our audited consolidated financial statements contained in this Form 10-K. However, in spite of the above limitations, we believe that Adjusted EBITDA is useful to an investor in evaluating our results of operations because these measures:

•Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;
•Help investors to evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating performance; and
•Are used by our management team for various other purposes in presentations to our Board of Directors as a basis for strategic planning and forecasting.
The following financial items have been added back to or subtracted from our net income (loss) when calculating Adjusted EBITDA:

•Interest expense. Iteris excludes interest expense because it does not believe this item is reflective of ongoing business and operating results. This amount may be useful to investors for determining current cash flow;
•Income tax. This amount may be useful to investors because it represents the taxes which may be payable for the period and the change in deferred taxes during the period, and may reduce cash flow available for use in our business;

•Depreciation expense. Iteris excludes depreciation expense primarily because it is a non-cash expense. These amounts may be useful to investors because it generally represents the wear and tear on our property and equipment used in our operations;
•Amortization. Iteris incurs amortization of intangible assets in connection with acquisitions. Iteris also incurs amortization related to capitalized software development costs. Iteris excludes these items because it does not believe that these expenses are reflective of ongoing operating results in the period incurred. These amounts may be useful to investors because it represents the estimated attrition of our acquired customer base and the diminishing value of product rights;
•Stock-based compensation. These expenses consist primarily of expenses from employee and director equity based compensation plans Iteris excludes stock-based compensation primarily because they are non-cash expenses and Iteris believes that it is useful to investors to understand the impact of stock-based compensation to its results of operations and current cash flow;
•Restructuring charges. These expenses consist primarily of employee separation expenses, facility termination costs, and other expenses associated with Company restructuring activities. Iteris excludes these expenses as it does not believe that these expenses are reflective of ongoing operating results in the period incurred. These amounts may be useful to our investors in evaluating our core operating performance;
•Acquisition costs. In connection with its business combinations, Iteris incurs professional service fees, changes to the fair value of contingent consideration, and other direct expenses. Iteris excludes such items as they are related to acquisitions and have no direct correlation to the operation of Iteris’ business. These amounts may be useful to our investors in evaluating our core operating performance..
•Executive severance and transition costs. Iteris excludes executive severance and transition costs because it does not believe that these expenses are reflective of ongoing operating results in the period incurred. These amounts may be useful to our investors in evaluating our core operating performance;
•Fair value adjustment related to acquired opening balance inventories. Iteris excludes fair value adjustment related to the opening inventory balance acquired as part of its business combination because it does not believe that these costs are reflective of operating results in the period incurred. These amounts may be useful to our investors in evaluating our core operating performance.

Reconciliations of net income (loss) from continuing operations to Adjusted EBITDA and the presentation of Adjusted EBITDA as a percentage of net revenues were as follows:

	Three Months Ended December 31,		Twelve Months Ended March 31,
	2021	2020	2021	2020
	(In Thousands)		(In Thousands)
Net income (loss) from continuing operations	$(385)	$1,082	$491	$(1,758)

Income tax expense	60	125	115	160
Depreciation expense	184	194	734	770
Amortization expense	800	383	2,036	1,255
Stock-based compensation	831	716	2,902	2,495
Other adjustments:
Restructuring charges	—	—	619	—
Acquisition costs	132	22	417	689
Executive severance and transition costs	—	—	—	553
Fair value adjustment - opening balance inventories	136	—	136	—
Total adjustments	2,143	1,440	6,959	5,922
Adjusted EBITDA	$1,758	$2,522	$7,450	$4,164
Percentage of total revenues	5.5%	8.7%	6.4%	3.9%